Exhibit 10.1
Independent Consultant Agreement
     This Agreement made as of this 3rd day of April 2006, between Dana R. Snyder, (Consultant), and Associated Materials Incorporated, (“AMI”). AMI hereby retains Consultant on the following terms and conditions:
1. Consultant, as an independent contractor, shall provide to AMI advice and counsel on commercial and market strategies, product positioning as well as other similar and appurtenant services as may be requested by AMI.
2. Consultant will be paid a fee of fifty thousand dollars ($50,000.00) monthly during the term of this Agreement. Such payments shall be made to the firm of DRS Consulting, Inc. In addition, Consultant will be reimbursed for reasonable travel expenses.
3. Consultant agrees to be available as needed by AMI during the term of this Agreement.
4. Consultant agrees that as an independent contractor he shall not be entitled to any benefits applicable to AMI employees, and shall have sole responsibility for the payment of all applicable governmental taxes including Federal, State and local income taxes and for all employment and disability insurance, Social Security and other similar taxes.
5. The information and knowledge acquired by Consultant in connection with or as a result of his services hereunder, shall be regarded as confidential and Consultant shall not use, nor disclose any such information, knowledge or trade secrets to any person either during or after the period of this agreement, except as otherwise authorized by us. All records and copies of records relating to AMI’s operations and business made or received by Consultant during the period of this agreement are and shall be AMI’s property exclusively, and Consultant shall keep the same at all times in his custody and subject to his control, and shall surrender the same at the termination of this agreement if not before.
6. This agreement shall be effective as of April 3, 2006 and shall continue for sixty (60) days. This agreement can be extended by mutual agreement between Consultant and AMI for additional thirty (30) day periods.
IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

Associated Materials Incorporated.

BY:	/s/ Dana R. Snyder	BY:	/s/ D. Keith LaVanway

	Dana R. Snyder	D. Keith LaVanway
Vice President — Chief Financial Officer,
Date:	April 3, 2006	Treasurer and Secretary